UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

399 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On December 15, 2009, the Board of Directors (the “Board”) of NorthStar Realty Finance Corp. (the “Company”) increased the size of the Board to seven members and unanimously appointed Stephen E. Cummings as an independent director of the Company.

Mr. Cummings, age 54, served in a number of different leadership roles at Wachovia (and First Union Corporation, a predecessor to Wachovia) from 1998 to 2008 in their Mergers and Acquisitions, Investment Banking and Capital Markets Divisions, and for nearly five years through December 2008 was Senior Executive Vice President, Head of Corporate and Investment Banking and a member of Wachovia’s Operating Committee.  Before joining Wachovia, Mr. Cummings served as Chairman and Chief Executive Officer of Bowles Hollowell Conner & Co.  Mr. Cummings began his investment banking career in 1979 in the Corporate Finance Division of Kidder, Peabody & Co. Incorporated in New York.  Mr. Cummings has a B.A. in administrative science from Colby College, and an M.B.A. from Columbia University Graduate School of Business.

There are no understandings or arrangements between Mr. Cummings and any other person pursuant to which Mr. Cummings was selected as a director.  Mr. Cummings will currently serve on the Company’s Compensation Committee.  There are no transactions regarding Mr. Cummings that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Cummings does not currently participate in any material plan, contract or arrangement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: December 15, 2009	By:	/s/ Albert Tylis
Albert Tylis
Executive Vice President & General Counsel